Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: John Sztykiel, President/COO, or Rich Schalter, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Posts Improved Results for 2001 Fourth Quarter, Year-End
Chassis and emergency vehicle maker expects continued improvement in 2002

CHARLOTTE, Michigan, February 14, 2002 -- Spartan Motors, Inc. (Nasdaq: SPAR) capped a year of improved performance, today posting higher net earnings and improved margins for the fourth quarter and year ended Dec. 31, 2001.

The Charlotte, Mich.-based manufacturer of motorhome chassis, fire truck chassis and emergency vehicles reported net earnings of $1.8 million, or $0.17 per share, on net sales of $53.3 million for the fourth quarter of 2001, compared with net earnings of $1.4 million, or $0.13 per share, on net sales of $57.3 million for the same period last year. The 2000 fourth-quarter results include a loss of $520,000, or $0.05 per share, related to the closure of the Company's discontinued bus operation, Carpenter Industries.

Spartan Motors reported net earnings of $6.1 million, or $0.58 per share, on net sales of $226.3 million in 2001, compared with a net loss of $5.6 million, or $0.49 per share, on net sales of $251.4 million in 2000. The 2000 results include losses of $10.5 million, or $0.92 per share, related to Carpenter Industries.

"I am very pleased with our results," said John Sztykiel, president and chief operating officer of Spartan Motors. "We weathered one of the most difficult economies in recent memory by re-focusing the Company on its core markets and by sharpening our focus on operations. As a result, we improved our performance and, more importantly, positioned Spartan Motors for top- and bottom-line growth."

Operating Highlights

Spartan Motors reported a 22.5 percent increase in earnings from continuing operations in 2001, despite a 10 percent decrease in net sales from the previous year. Earnings per share from continuing operations increased 33 percent in 2001 compared with the prior year. The Company attributed lower net sales to decreased sales of motorhome chassis, which represented 47.3 percent of Spartan Motors' revenues in 2001. The decrease in motorhome chassis sales was partially offset by a strong, double-digit gain in sales by the Company's EVTeam subsidiaries, which make fire trucks, ambulances and other emergency-rescue vehicles.

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Gross profit increased $3.5 million, or 10.5 percent, reflecting increased productivity and operating improvements, as well as continued attention on lowering production costs. Gross profit margin increased to 16.3 percent of sales in 2001, versus 13.2 percent in 2000. Operating income from continuing operations increased 37.7 percent in 2001, reflecting improved gross margins and sharpened focus on managing expenses.

"We have made significant progress improving operations and reducing debt over the past 18 months, yet there are still many areas where we can increase productivity, improve processes and enhance our inventory management practices," Sztykiel said. "Our operational improvements and emphasis on developing innovative new products for our core markets, drove Spartan Motors' results in 2001 and have set the stage for a strong year in 2002.

"The dynamics in our core markets are showing favorable trends: The RV industry, which has traditionally been 'first-in, first-out' of recessionary periods, has begun to show positive signs. Likewise, the fire truck and emergency vehicle industries are trending positive, as fire chiefs and ER officials move aggressively to procure funding from local and state sources."

Subsidiary Highlights/Outlook

Spartan Motors said fourth-quarter sales at its EVTeam operations increased 16.5 percent versus the year-ago period. The EVTeam posted its fifth consecutive quarter of profitability, highlighted by improved gross margin and increased shipments. Quality Manufacturing, Road Rescue and Luverne Fire Apparatus accelerated their product-development initiatives to take advantage of the country's increased focus on emergency rescue. Sztykiel added the new Road Rescue facility in Marion, S.C. is on schedule to commence production in May, and should contribute to results in the second half of 2002.

"Our EVTeam units have shown improvement and worked to further establish themselves in their respective niches," Sztykiel said. "As a result, order flow is positive and growing for all three companies, and we are optimistic about their opportunities for continued growth. There has been a tremendous amount of activity following the tragic events of Sept. 11th, as municipalities look to upgrade their fire and emergency-response equipment. Longer term, the Bush Administration's Homeland Security Budget, which includes $3.5 billion in proposed federal grants for fire and rescue equipment, represents an additional opportunity for growth in 2003 and beyond."

Spartan Motors said sales of fire truck chassis increased 4.6 percent in 2001, as the EVTeam subsidiaries purchased a larger percentage of the Company's fire truck chassis. The Company said orders for fire truck chassis in the month of January exceeded its largest month in 2001. Spartan Motors expects to introduce a new fire truck chassis in the second quarter to help spur sales in the segment.

Spartan said orders for motorhome chassis decreased 3 percent in the 2001 fourth quarter, but continued to outpace the industry. In December, the Company introduced new products and new technology at the recreational vehicle industry's largest trade show, generating strong interest and orders from original equipment manufacturers (OEMs) and motorhome dealers.

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Spartan Motors said it has received commitments from OEMs to offer its new intelligent suspension system (ISS) on new motorhomes beginning in the 2003 model year.

"Our ability to outpace the RV market reflects the strength of our brand," Sztykiel said. "Additionally, the dynamics in the motorhome industry are favorable right now, as dealers look to restock depleted inventory and OEMs increase their order rates for the first half of 2002. That said, we remain cautious about the recovery of the RV industry and continue to focus on new product innovation and providing dealers with new technology and sales tools."

Spartan Profit And Return (SPAR)

The Company generated $22 million in cash flow from continuing operations in 2001, reflecting increased focus on reducing working capital. Improved cash flow helped Spartan pay down long-term debt by more than $20 million as of January 31, 2002, reducing its annualized interest expense by more than 80 percent. On a consolidated basis, Spartan posted a return on invested capital of 20.2 percent.

"The initial launch of our Spartan Profit And Return financial model -- or SPAR, as we call it -- helped us make operating improvements and bolster the balance sheet," said Richard Schalter, chief financial officer and executive vice president. "In 2002, we will complete the implementation of the SPAR initiative at all subsidiaries in order to maximize opportunities for operating improvement and growth in our core markets."

George Sztykiel, who will retire as chairman in June, said: "I am pleased with Spartan Motors' progress, which is timely given the emerging opportunities in our core markets of motorhomes and emergency-rescue vehicles. Incoming chairman David Wilson and the entire board are working closely with the executive management team to ensure that we have the proper structure, vision and resources to maximize these opportunities. We intend to continue our search for outside directors and quality leaders that can help in this effort."

Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements by the securities laws. These statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and actual results may differ materially.

Spartan Motors, Inc. and Subsidiaries
Consolidated Income Statements
Three Months Ended December 31, 2001 and 2000

	December 31, 2000		December 31, 2001
	$-000%		$-000%

Sales	57,304		53,282
Cost of Sales	48,972		44,005

Gross Profit	8,332	14.5	9,277	17.4

Operating Expenses:
Research and Development	1,386	2.4	1,534	2.9
Selling, General & Administration	4,452	7.7	5,527	10.3
Total Operating Expenses	5,838	10.1	7,061	13.2

Operating Income	2,494	4.4	2,216	4.2

Other Income (Expense):
Interest Expense	(754)	(1.3)	(172)	(0.3)
Interest and Other Income	380	0.6	172	0.3
Total Other Income (Expense)	(374)	(0.7)	-	0.0

Earnings before Equity Investment and Taxes	2,120	3.7	2,216	4.2

Taxes	213	0.4	522	1.0

Earnings from Continuing Operations	1,907	3.3	1,694	3.2

Discontinued Operations:
Gain (Loss) from Operations- Carpenter	-	0.0	-	0.0
Gain (Loss) on Closure-Carpenter	(520)		116	0.2

Net Earnings	1,387	2.4	1,810	3.4

EPS-Continuing Operations	0.18		0.16
EPS-Loss from Operations-Carpenter	-		-
EPS-Loss on Closure of Carpenter	(0.05)		0.01
Net Earnings per Share	0.13		0.17

Weighted Average Shares	10,903		10,752

Spartan Motors, Inc. and Subsidiaries
Consolidated Income Statements
Twelve Months Ended December 31, 2001 and 2000

	December 31, 2000		December 31, 2001
	$-000%		$-000%

Sales	251,406		226,263
Cost of Sales	218,114		189,478

Gross Profit	33,292	13.2	36,785	16.3

Operating Expenses:
Research and Development	6,342	2.5	6,210	2.7
Selling, General and Administration	19,009	7.5	19,637	8.8
Total Operating Expenses	25,351	10.0	25,847	11.5

Operating Income	7,941	3.2	10,938	4.8

Other Income (Expense):
Interest Expense	(1,618)	(0.6)	(1,375)	(0.6)
Interest and Other Income	730	0.2	337	0.2
Total Other Income (Expense)	(888)	(0.4)	(1,038)	(0.4)

Earnings before Equity Investment and Taxes	7,053	2.8	9,900	4.4

Taxes	2,143	0.9	3,885	1.7

Earnings from Continuing Operations	4,910	2.0	6,015	2.7

Discontinued Operations:
Gain (Loss) from Operations- Carpenter	(3,901)		-
Gain (Loss) on Closure- Carpenter	(6,619)		116

Net Earnings	(5,610)	(2.2)	6,131	2.7

EPS-Continuing Operations	0.43		0.57
EPS-Loss from Operations-Carpenter	(0.34)		-
EPS-Loss on Closure of Carpenter	(0.58)		0.01
Net Earnings per Share	(0.49)		0.58

Weighted Average Shares	11,493		10,616